Exhibit 5.1

ECARX Holdings Inc.

c/o Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman

KY1-1002

11 October 2022

Dear Sirs

ECARX Holdings Inc.

We have acted as Cayman Islands legal advisers to ECARX Holdings Inc. (the "Company") in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, the issuance of:

(i)	37,500,000 class A ordinary shares of the Company of par value US$0.000005 each (the "Shares") to the existing shareholders of COVA Acquisition Corp. (“COVA”);

(ii)	24,872,000 warrants to acquire Shares to the holders of warrants to acquire shares of COVA (the “Warrants”); and

(iii)	24,872,000 Shares that may be issued upon exercise of the Warrants,

pursuant to certain transactions contemplated by the Merger Agreement dated as of 26 May 2022 by and among the Company, COVA, Ecarx Temp Limited and Ecarx&Co Limited (the “Merger Agreement”) and the Sponsor Support Agreement and Deed dated as of 26 May 2022 by and among the Company, COVA, COVA Acquisition Sponsor LLC and other parties named therein (the “Sponsor Support Agreement and Deed”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 12 November 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The sixth amended and restated memorandum and articles of association of the Company as adopted by special resolution on 27 December 2021 (the "Pre-Merger Memorandum and Articles").

1.3	The form of the seventh amended and restated memorandum and articles of association of the Company to be conditionally adopted by a special resolution of the Company and to be effective upon Closing (as defined under the Merger Agreement), a copy of which is attached hereto as Annexure A (the "Memorandum and Articles").

1.4	The written resolutions of the board of directors of the Company dated 26 May 2022 (the "Board Resolutions").

1.5	The form of minutes of the meeting of the shareholders of the Company to be held on or before Closing (as defined under the Merger Agreement)(the "Meeting"), a copy of which is attached hereto as Annexure B (the "EGM Minutes").

1.6	A certificate from a director of the Company, a copy of which is attached hereto as Annexure C (the "Director's Certificate").

1.7	A certificate of good standing dated 5 October 2022, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Merger Agreement.

1.9	The Sponsor Support Agreement and Deed.

1.10	The Registration Statement.

1.11	The warrant agreement dated 4 February 2021, by and between COVA and Continental Stock Transfer & Trust Company (“Continental”), the warrant certificate constituting the Warrants and the form of the assignment, assumption and amendment agreement to be entered into between COVA, the Company and Continental, a copy of which is attached hereto as Annexure D (together, the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The EGM Minutes will be a true and correct record of the proceedings of the Meeting, which will be duly convened and held, and at which a quorum will be present throughout, in each case, in the manner prescribed in the Pre-Merger Memorandum and Articles. The resolutions set out in the EGM Minutes will be duly passed in the manner prescribed in the Pre-Merger Memorandum and Articles and will not be amended, varied or revoked in any respect.

2.4	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.5	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.6	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.7	Upon Closing (as defined under the Merger Agreement), the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised) (the "Companies Act").

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	With effect from the Closing (as defined under the Merger Agreement), the authorised share capital of the Company will be US$50,000 divided into 10,000,000,000 shares of a par value of US$0.000005 each consisting of (i) 8,000,000,000 class A ordinary shares of a par value of US$0.000005 each, (ii) 1,000,000,000 class B ordinary shares of a par value of US$0.000005 each and (iii) 1,000,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares as contemplated in the Registration Statement and the Merger Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Merger Agreement) will have been duly authorised for issue and when allotted, issued and paid for as contemplated in the Registration Statement and the Merger Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Merger Agreement), the Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by any director of the Company, the Warrant Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Cayman Islands Tax Considerations" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Memorandum and Articles

Annexure B

EGM Minutes

Annexure C

Director's Certificate

Annexure D

Assignment, Assumption and Amendment Agreement